                                                                       EXHIBIT 7

Joe Giunta, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue

Los Angeles, CA 90071-3144

                                                                  March 24, 1999
                                                                Our File No. 358

Re:      ESC Medical Systems Ltd.

Dear Joe:

Further to our conversation last night, and further to the desire of the ESC Board of Directors to make a good faith effort to reach a compromise to avoid an unnecessary proxy battle and the resulting damage to the company, the Board is prepared to consider the proposal to expand the Board of Directors. Of the directors you proposed, Mr. Dovrat is known to members of the Board and could be a valuable addition to the Board of Directors. Mr Friedman appears, based on the material received, a person that can also make a considerable contribution. The Board would be interested in interviewing these two gentlemen for the purpose of considering their nomination to the Board.

In addition the Board is prepared to propose the nomination of Mr. Dan Barnea to the Board of Directors and Dr. Moti Beyer has also indicated his willingness to be appointed to the Board. Both Mr. Barnea and Dr. Beyer are highly experienced in the field of medical devices and have very successful business track records. Neither Mr. Barnea nor Dr. Beyer are affiliated with ESC, its management or any of the members of the Board. Background information is attached.

I look forward to receiving your views to the possible addition of Mr. Barnea and Dr. Beyer and hopefully we can put this matter behind us and allow the company's management and Board to apply their full attention to the business of the company.

Best regards,

/s/ Gene Kleinhendler, Adv.

              BACKGROUND INFORMATION RE: BOARD'S PROPOSED DIRECTORS

                         (RESUMES INTENTIONALLY OMITTED)

1.       Dan Barnea
2.       Motti Beyer

                                  Page 8 of 11